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                       [LETTERHEAD OF SAKS INCORPORATED]


                   SAKS INCORPORATED ANNOUNCES $600 MILLION
                        NOTE OFFERINGS IN TWO TRANCHES

                                                        Contact:  Jim Scully
                                                                  205-940-4732

BIRMINGHAM, ALABAMA (NOVEMBER 24, 1998)--Department store retailer Saks Incorporated (NYSE:SKS) (the "Company") (formerly Proffitts, Inc.) announced today it has agreed to issue and sell $350 million of its 7 1/4% Notes due 2004 (the "7 1/4% Notes") and $250 million of its 7 1/2% Notes due 2010 (the "7 1/2% Notes"). The 7 1/4% Notes have been priced at 99.624% and the 7 1/2% Notes have been priced at 99.222%. The Company will close the sale of the 7 1/4% Notes on November 25, 1998 and the sale of the 7 1/2% Notes on December 2, 1998. The Company will use the proceeds of these offerings to repay outstanding amounts under the Company's unsecured credit facilities. The 7 1/4% Notes and the 7 1/2% Notes were registered on the Company's $2.5 billion shelf registration statement filed with the U.S. Securities and Exchange Commission. Senior debt securities to be issued under the shelf registration statement have been assigned preliminary ratings of Baa3 by Moody's, BB+ by Standard and Poor's, and BBB- by Duff & Phelps.

Lehman Brothers is the lead manager for the sale of the 7 1/4% Notes, and Goldman, Sachs & Co., Merrill Lynch & Co., J.P. Morgan & Co., and Salomon Smith Barney are the co-managers. Salomon Smith Barney and Merrill Lynch & Co. are the co-lead managers for the sale of the 7 1/2% Notes and Chase Securities Inc., Goldman, Sachs & Co., Lehman Brothers, J.P. Morgan & Co., and NationsBanc Montgomery Securities LLC are the co-managers.

Douglas E. Coltharp, Saks Incorporated Executive Vice President and Chief Financial Officer, stated:

These Note Offerings, together with our issuance of $500 million principal amount 8 1/4% Notes earlier this month, will fulfill our original objective to access the debt capital markets to refinance (1) several obligations we assumed as part of our acquisition of Saks Holdings, Inc. and (2) debt we incurred to finance the purchase of fifteen department stores from Dillard's, Inc. Viewed together, these offerings are consistent with our established capital structure strategy to diversify funding sources, stagger maturity dates, and maintain adequate liquidity.

Saks Incorporated operates over 340 department stores and four free-standing furniture stores under the names Saks Fifth Avenue, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, Boston Store and Off 5th. The Company also operates two direct mail businesses, Folio and Bullock & Jones. The Company's annual revenues exceed $6 billion.

This news release is neither an offer to sell, nor the solicitation of an offer to buy, the 7 1/4% Notes or the 7 1/2% Notes.